Exhibit 8.1

                                                                                                                                                July 30, 2004

Superior Essex Communications LP

Essex Group, Inc.

150 Interstate North Parkway

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel to Superior Essex Communications LP, a Delaware limited partnership, and Essex Group, Inc., a Michigan corporation (the “Issuers”), in connection with the proposed offer (the “Exchange Offer”) by the Issuers to exchange $257,100,000 aggregate principal amount of their 9% Senior Series B Notes due 2012 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for their $257,100,000 aggregate principal amount of outstanding 9% Senior Notes due 2012.  You have requested our opinion regarding certain U.S. federal tax matters in connection with the Exchange Offer.

In formulating our opinion herein, we have reviewed the Issuers’ Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act, with respect to the New Notes, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  In conducting this review for purposes of rendering our opinion, we have not conducted an independent investigation of any of the facts set forth in the Registration Statement and other documents and have, consequently, assumed that the information presented in these documents or otherwise furnished to us accurately represents and completely describes all material facts relevant to our opinion herein.  We have also assumed the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts or documents.

Additionally, in rendering our opinion herein, we have assumed that the Exchange Offer will be consummated consistent with the description of that transaction as set forth in the Registration Statement and in accordance with the operative documents relating to that transaction.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect.  Our opinion is not binding on the Internal Revenue Service or on the courts and, therefore, provides no guarantee or certainty as to results.  In addition, our opinion is based on certain assumptions described herein.  Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

The discussion in the Registration Statement under the caption “Certain U.S. federal tax considerations” sets forth our opinion as to the material U.S. federal tax consequences, to the holders described in the discussion, of the Exchange Offer and the ownership and disposition of the New Notes.  This opinion is based on our reliance upon the assumptions, and is subject to the limitations and qualifications, herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to Proskauer Rose LLP under the caption “Legal matters” in the Registration Statement.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Issuers, the New Notes or to any investment therein, or under any other law.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Very truly yours,

/s/ Proskauer Rose LLP